EXHIBIT 99.1

www.epelectric.com	News Release

July 21, 2016

El Paso Electric Files Unopposed Settlement
In Texas Rate Case Docket No. 44941

El Paso, Texas -El Paso Electric Company (“EPE”) (NYSE: EE) filed an unopposed settlement agreement (the “Unopposed Settlement”) today for EPE’s rate case pending before the Public Utility Commission of Texas (the “PUCT”).

If approved by the PUCT, the Unopposed Settlement would resolve EPE’s rate case, including the revenue requirement for Four Corners Generating Station. The costs of serving residential customers with solar systems will be addressed in a future proceeding.

“While we did not anticipate some of the delays that occurred following the filing of the first proposed settlement in March, we are pleased to have been able to reach a resolution," said Mary Kipp, El Paso Electric CEO. “We are fortunate to live in a growing region. The Company set a new native peak of 1,892 MW on July 14, 2016, which surpassed last year’s peak by more than five percent.”

The terms of the Unopposed Settlement include: (i) an annual non-fuel base rate increase of $37 million, lower annual depreciation expense of approximately $8.5 million, a return on equity of 9.7% for AFUDC purposes, and including substantially all new plant in service in rate base, all as outlined in the original non-unanimous settlement; (ii) an additional annual non-fuel base rate increase of $3.7 million related to Four Corners Generating Station costs; (iii) removing the separate treatment for residential customers with solar systems; and (iv) allowing EPE to recover most of the rate case expenses up to a date certain. The Unopposed Settlement is subject to approval by the PUCT. At this time, EPE cannot predict when it will record the revenue and other impacts of the Unopposed Settlement for financial reporting purposes. Regardless of such timing, the new rates will relate back to consumption on or after January 12, 2016.

The settlement documents were filed with Administrative Law Judges assigned to oversee EPE’s Texas rate case, who have been asked to return the settled case to the PUCT for approval.

EPE continues to meet the needs of its growing service territory with two generating units coming online in 2016. EPE anticipates filing new rate cases in Texas and New Mexico in early 2017.

Background:

On August 10, 2015, EPE filed a request for an increase in non-fuel base revenues of approximately $71.5 million with the City of El Paso, other incorporated municipalities in its Texas service territory and the PUCT. When EPE filed its rebuttal testimony on January 15, 2016, it modified the requested increase to $63.3 million.

On March 29, 2016, EPE and other settling parties filed with the PUCT a Non-Unanimous Stipulation and Agreement and motion to approve interim rates (the “Non-Unanimous Settlement”). Four parties to the rate case opposed the Non-Unanimous Settlement. Interim rates were approved by the PUCT effective April 1, 2016, subject to refund or surcharge. Subsequent to filing the Non-Unanimous Settlement, the case has been subject to numerous procedural matters, including a May 19, 2016 ruling by the PUCT that EPE’s initial notice did not adequately contemplate the treatment of residential customers with solar systems contained in the Non-Unanimous Settlement.

El Paso Electric is a regional electric utility providing generation, transmission and distribution service to approximately 400,000 retail and wholesale customers in a 10,000 square mile area of the Rio Grande valley in west Texas and southern New Mexico. El Paso Electric has a net dependable generating capability of 1,990 MW.

Safe Harbor
This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended , and Section 21E of the Securities Exchange Act of 1934, as amended . This information often involves risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) uncertainty regarding the actions and timing of matters in EPE's Texas rate case pending before the PUCT; (ii) EPE's inability to reach agreement with the intervenors in EPE's Texas rate case; (iii) increased prices for fuel and purchased power and the possibility that regulators may not permit EPE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (iv) full and timely recovery of capital investments and operating costs through rates in Texas and New Mexico; and (v) other factors detailed by EPE in its public filings with the Securities and Exchange Commission. EPE's filings are available from the Securities and Exchange Commission or may be obtained through EPE's website, http://www.epelectric.com. Although El Paso Electric believes that the expectations reflected in such forward-looking statements are reasonable, no assurances can be given that these expectations will prove to be correct. Any such forward-looking statement is qualified by reference to these risks and factors. EPE cautions that these risks and factors are not exclusive. EPE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EPE except as required by law.

Public Relations Eddie Gutierrez | 915.543.5763 eduardo.gutierrez@epelectric.com	Investor Relations Lisa Budtke | 915.543.5947 lisa.budtke@epelectric.com Richard Gonzalez | 915.543.2236 richard.gonzalez@epelectric.com